UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Yuma Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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Yuma Energy, Inc.

April 28, 2017

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, June 13, 2017 at 9:00 a.m., Central Daylight Time, at the offices of the Company at 1177 West Loop South, Suite 1825, Houston, Texas 77027.  The other directors and officers join me in extending this invitation.

It is important that your shares are represented at the meeting.  If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.

To assure that your shares will be voted at the meeting, please complete, sign, date and return your proxy card in the postage-paid envelope provided, or vote electronically via the Internet or by telephone using the instructions on the proxy card. Submitting your proxy will not affect your right to vote in person if you attend the meeting.

Sincerly,

Sam L. Banks Director and Chief Executive Officer

Your vote is important.

Please vote by using the Internet, the telephone,
or by signing, dating, and returning the proxy card.

Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 13, 2017

Time:	9:00 a.m. CDT

Place:	1177 West Loop South, Suite 1825 Houston, Texas 77027

Matters to be voted on:	1.	To elect two Class I directors to our board of directors to serve for terms of three years each and until their successors are duly elected and qualified;
	2.	To approve, on a non-binding advisory basis, executive compensation;
	3.	To determine, on a non-binding advisory vote basis, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years;
	4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017; and
	5.	To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

Holders of our common stock, $0.001 par value per share, and our Series D Convertible Preferred Stock, $0.001 par value per share, of record at the close of business on April 27, 2017, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the Annual Meeting will be available for examination at our offices in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, or (2) complete, sign, date and return the enclosed proxy card in the self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

By Order of the Board of Directors,

/s/ James J. Jacobs
James J. Jacobs
Corporate Secretary
April 28, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 13, 2017

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 28, 2017, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2016 Annual Report on Form 10-K are available at https://www.iproxydirect.com/YUMA.

TABLE OF CONTENTS

2017 Proxy Summary	i
OUR BOARD OF DIRECTORS	1
PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS	6
CORPORATE GOVERNANCE	7
Director Attendance	7
Formerly a Controlled Company	7
Director Independence	7
Board of Directors Diversity	7
Stockholder-Recommended Director Candidates	7
Board Leadership	8
Board Risk Oversight	8
Communications with Directors	8
Board Committees	9
Corporate Code of Business Conduct and Ethics	9
Section 16(a) Beneficial Ownership Reporting Compliance	9
PROPOSAL 2 – Advisory Vote on Executive Compensation	10
PROPOSAL 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	11
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	12
EQUITY COMPENSATION PLAN INFORMATION	14
COMPENSATION OF DIRECTORS	15
2016 Retainer Fees	15
2016 Restricted Stock Awards	15
2017 Retainer Fees	15
Director Compensation in 2016	15
MANAGEMENT	16
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Summary Compensation Table	19
Outstanding Equity Awards	20
Employment Contracts and Termination of Employment	20
Compensation Committee Interlocks and Insider Participation	21
Potential Payments Triggered Upon a Change in Control	21
INDEPENDENT PUBLIC ACCOUNTANTS	22
Audit Committee Pre-Approval Policies and Procedures	22
Fees Paid to Grant Thornton LLP and PricewaterhouseCoopers LLP	22
AUDIT COMMITTEE REPORT	23
PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	25
Registration Rights Agreement	25
Policies and Procedures for Approval of Related Party Transactions	25
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	26
Voting Instructions and Information	26
Stockholder Proposals	27
Annual Report on Form 10-K	27
Eliminating Duplicative Proxy Materials	27
Incorporation by Reference	27

2017 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders
●	Time:	9:00 a.m. Central Daylight Time
●	Date:	June 13, 2017
●	Place:	1177 West Loop South, Suite 1825 Houston, Texas 77027
●	Record date:	April 27, 2017
●	Voting:
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Each share of Series D Preferred Stock, on an as-converted basis, is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The common stock and the Series D Preferred Stock vote together as one class.

Meeting Agenda
●	Election of two Class I directors for three-year terms
●	Advisory vote on executive compensation
●	Advisory vote on the frequency of future advisory votes on executive compensation
●	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017
Voting Matters	Recommendation of the Board	Page Reference (for more detail)
Election of Class I Directors	FOR EACH NOMINEE	5
Advisory Vote on Executive Compensation	FOR	10
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	FOR EVERY YEAR	11
Ratify Appointment of Grant Thornton LLP	FOR	26

Proposal 1. Board Nominees
The following table provides summary information about each of our directors, including our Class I director nominees. Each Class I director nominee is elected every three years by the two nominees receiving the highest number of votes cast. No Class I director nominee, both of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

							Committee Membership
Name	Class (1)	Age	Director Since (2)	Position with the Company	Experience/ Qualifications	Independent	Audit	Compensation	Nominating
Sam L. Banks	III	67	2016	Director and Chief Executive Officer	Leadership, Industry, Expertise, Operations and Experience

James W. Christmas	I	69	2016	Director	Industry, Expertise and Experience	X	X*		X

Frank A. Lodzinski	III	67	2016	Director	Finance, Operations, Industry and Experience	X		X

Neeraj Mital	II	50	2016	Director	Strategic, Finance, Governance and Experience	X			X*

Richard K. Stoneburner	I	63	2016	Chairman of the Board	Experience, Industry and Operations	X		X

J. Christopher Teets	II	44	2016	Director	Strategic, Finance, Governance and Experience	X	X	X*

  * Denotes chairperson of the Committee.
(1)
Class II directors serve until our annual meeting in 2018 and Class III directors serve until our annual meeting in 2019.
(2)
Does not include periods served as director of our predecessor company, see “Our Board of Directors” section for more information.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | i

Proposal 2. Executive Compensation Advisory Vote
We are asking stockholders to approve on an advisory basis our named executive officer compensation. Our Board recommends a FOR vote because it believes that our compensation program is currently adequate to retain, attract and incentivize our named executive officers on both a short-term and long-term basis in a manner beneficial to our stockholders. Further, our Board believes that our compensation program is reasonable in relation to comparable public and private companies in our industry.

Summary of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals

Short-Term Incentives	Cash bonus	Reward for individual and corporate performance

Long-Term Incentives	Restricted stock awards, stock appreciation right awards and stock options with multi-year vesting periods	Align the interests of our employees and stockholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation

Other Benefits	401(k) plans and employee benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

Executive Compensation Discussion
Our Board of Directors, Compensation Committee and CEO believe that a reasonable compensation program in relation to our competitors is essential to profitable corporate growth and that our compensation program should be periodically reviewed and modified to retain and attract necessary executive and supporting personnel. Further, we believe our compensation program provides reasonable incentives to align the interests of our named executive officers with our stockholders. Our named executive officers (and the other members of management and key employees) are stockholders through direct investments and long-term incentive compensation awards.

Proposal 3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
We are asking stockholders to vote, on an advisory basis, on whether the frequency of future advisory votes on executive compensation should be held, every year, every two years or every three years.

Proposal 4. Ratification of Independent Registered Public Accounting Firm
We are asking stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | ii

OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Bylaws specify that we shall not have less than two nor more than seven directors, which may be determined by resolution of the Board. Currently, our Board has six members. Under our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office.

On October 26, 2016, Yuma Energy, Inc., a California corporation (“Yuma California”), merged with and into the Company resulting in the reincorporation from California to Delaware (the “Reincorporation Merger”). In connection with the Reincorporation Merger, Yuma California converted each outstanding share of its 9.25% Series A Cumulative Redeemable Preferred Stock (the “Yuma California Series A Preferred Stock”), into 35 shares of its common stock (the “Yuma California Common Stock”), and then each share of Yuma California Common Stock was exchanged for one-twentieth of one share of common stock of the Company (the “common stock”). Immediately after the Reincorporation Merger on October 26, 2016, a wholly owned subsidiary of the Company merged (the “Davis Merger”) with and into Davis Petroleum Acquisition Corp., a Delaware corporation (“Davis”), in exchange for approximately 7,455,000 shares of common stock and 1,754,179 shares of Series D Convertible preferred stock (the “Series D Preferred Stock”). The Series D Preferred Stock had an aggregate liquidation preference of approximately $19.4 million and a conversion rate of $11.0741176 per share at the closing of the Davis Merger, and will be paid dividends in the form of additional shares of Series D preferred stock at a rate of 7% per annum. As a result of the Davis Merger, the former holders of Davis common stock received approximately 61.1% of the then outstanding common stock of the Company and thus acquired voting control. Although the Company was the legal acquirer, for financial reporting purposes the Davis Merger was accounted for as a reverse acquisition of the Company by Davis.

At the closing of the Davis Merger, our executive officers at the time, continued in their same positions.

Simultaneously with the closing of the Davis Merger, one of the members of our Board at the time, Ben T. Morris, resigned from his position on our Board, and Stuart E. Davies, Neeraj Mital and J. Christopher Teets, were appointed to our Board. Because our Board is divided into three classes, each director was appointed to one class. Messrs. Christmas and Davies were appointed as Class I directors. Messrs. Mital and Teets were appointed as Class II directors. Messrs. Banks, Lodzinski and Stoneburner were appointed as Class III directors. Mr. Stoneburner was also appointed as Chairman of the Board. On December 20, 2016, Mr. Davies resigned from our Board. In April 2017, the Board determined that the vacancy from Mr. Davies’ resignation would not be filled and thus, reduced the number of directors serving on the Board to six members. In accordance with the Certificate of Incorporation, the Board determined to re-balance the classes of directors so that each class has an equal number of members. As a result, Mr. Stoneburner resigned as a Class III director and was immediately appointed as a Class I director and Chairman of the Board. As discussed more fully below under “Proposal I—Election of Two Class I Directors,” Messrs. Christmas and Stoneburner have been nominated for reelection at this Annual Meeting because of the expiration of the term of their class, Class I, on our classified board.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 1

Class I Director Nominees for Election at the 2017 Annual Meeting

James W. Christmas Age: 67 Director Since: 2016 Board Committees: ● Audit ● Nominating
Mr. Christmas has served as a director and a member of the audit and nominating committees of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the audit and compensation committees of Yuma California from September 10, 2014 through October 26, 2016. He has served as a director of The Yuma Companies, Inc. (predecessor to Yuma California) (“Yuma Co.”) since November 2013. Mr. Christmas began serving as a director of Petrohawk Energy Corporation (“Petrohawk”) on July 12, 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired Petrohawk in August 2011. He also served on the audit committee and the nominating and corporate governance committee. Mr. Christmas served as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the financial reporting committee of such board from August 2013 through September 2014. Since February 2012, Mr. Christmas has served on the board of directors of Halcón Resources Corporation (“Halcón”) as Lead Outside Director and serves as chairman of its audit committee. On January 29, 2014, Mr. Christmas was appointed to the Board of Directors of Rice Energy, Inc., and serves as chairman of its audit committee and as a member of its compensation committee and governance committee. He also serves on the Board of Governors of St. John’s University. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors. He has extensive experience in oil and gas company growth issues, with a focus on capital structure and business development strategies. Prior to his appointment as a Director, Mr. Christmas was a Board Advisor to Yuma Co. from August 2012 through November 2013. Mr. Christmas received a bachelor’s degree in accounting and an honorary degree of commercial science from St. John’s University.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Christmas to the Board, determined that his prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions and expertise to the Company’s Board of Directors.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 2

Richard K. Stoneburner Age: 63 Director Since: 2016 Board Committee: ● Compensation
Mr. Stoneburner has served as Chairman of the Board and member of the compensation committee of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the compensation committee of Yuma California from September 10, 2014 through October 26, 2016. He has served as a director of Yuma Co. since November 2013. He began his career as a geologist in 1977. Mr. Stoneburner joined Petrohawk Energy in 2003, where he led Petrohawk’s exploration program from 2005 to 2007 prior to serving as the company’s President and COO from 2007 to 2011. When BHP Billiton acquired Petrohawk in 2011, he was appointed President of the North America Shale Production Division where he managed operations in the Fayetteville Shale, the Haynesville Shale, the Eagle Ford Shale, and the Permian Basin divisions. Mr. Stoneburner currently serves on the Board of Directors of Tamboran Resources Limited and serves as a Managing Director to the private equity firm Pine Brook Partners. Prior to his appointment as Director, Mr. Stoneburner was a Board Advisor to Yuma Co. from July 2013 through November 2013. Mr. Stoneburner has a bachelor’s degree in geology from the University of Texas and a master’s degree in geological sciences from Wichita State University.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing Mr. Stoneburner’s contributions to the Board, determined that his prior industry experience ranging from staff geologist, corporate owner, exploration manager to C-level executive, his leading role in exploring for and developing some of the most successful resource plays in the United States; his significant experience in the challenges of resource play operations and development; and playing a key role in implementing a comprehensive health, safety, environment and community management system for unconventional shale plays while at BHP Billiton Petroleum, provide significant contributions to the Company’s Board of Directors.

Continuing Directors – Class II Directors Whose Terms Expire in 2018

Neeraj Mital Age: 50 Director Since: 2016 Board Committee: ● Nominating
Mr. Mital has served as a director and a member of the nominating committee of the Board since the closing of the Davis Merger on October 26, 2016. Previously, he served as a director of Davis from 2009 through October 26, 2016. Since 2016, he has been a consultant to Evercore Partners Inc., a New York-based global investment banking advisory and investment management firm. From 1999 to 2016, he was a Senior Managing Director of Evercore Partners Inc., including Co-Head of its private equity business from 2008 to 2016. Mr. Mital has twenty-seven years of experience in principal investing and mergers and acquisitions. Prior to joining Evercore in 1998, he was a Managing Director at The Blackstone Group. From 1989 through 1991, Mr. Mital was with Salomon Brothers Inc. Prior to joining Salomon Brothers, he was a CPA with Price Waterhouse. Mr. Mital has also served on the Board of Directors of MBI Holdings, Inc. since 2006 and alliantgroup, LP since 2006. He received a B.S. in economics from The Wharton School at the University of Pennsylvania.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Mital to the Board, determined that his past experience makes him uniquely positioned to provide the Board with insight and advice on a broad range of corporate strategic, financial, and governance matters.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 3

J. Christopher Teets Age: 44 Director Since: 2016 Board Committees: ● Audit ● Compensation
Mr. Teets has served as a director and a member of the audit and compensation committees of the Board since the closing of the Davis Merger on October 26, 2016. He has been a partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment management firm, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Mr. Teets joined Goldman, Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman, Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets has also served as a director of Marlin Business Services Corp., since May 2010, as a director of Nature’s Sunshine Products, Inc., since December 2015 and as a director of Air Transport Services Group, Inc. since February 2009. Mr. Teets also previously served as a director of Encore Capital Group, Inc. from May 2007 until June 2015, and Affirmative Insurance Holdings, Inc. from August 2008 until September 2011. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Teets to the Board, determined that his significant business and investment banking experience as well as public company board experience make him uniquely positioned to provide the Board with insight and advice on a broad range of corporate strategic, financial and governance matters.

Continuing Directors – Class III Directors Whose Terms Expire in 2019

Sam L. Banks Director and Chief Executive Officer Age: 67 Director Since: 2016
Mr. Banks has been our Chief Executive Officer and a member of the Board of Directors since the closing of the Davis Merger on October 26, 2016. He was the Chief Executive Officer and Chairman of the Board of Directors of Yuma California from September 10, 2014 and also President since October 10, 2014 through October 26, 2016. He was the Chief Executive Officer and Chairman of the Board of Directors of Yuma Co. and its predecessor since 1983. He was also the founder of Yuma Co. He has 39 years of experience in the oil and natural gas industry, the majority of which he has been leading Yuma Co. Prior to founding Yuma Co., he held the position of Assistant to the President of Tomlinson Interests, a private independent oil and gas company. Mr. Banks graduated with a Bachelor of Arts from Tulane University in New Orleans, Louisiana, in 1972, and in 1976 he served as Republican Assistant Finance Chairman for the re-election of President Gerald Ford, under former Secretary of State, Robert Mosbacher.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing the contributions of Mr. Banks to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, the Company’s structure, history, and operations, provide the Board of Directors with company-specific experience and expertise.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 4

Frank A. Lodzinski Age: 67 Director Since: 2016 Board Committee: ● Compensation
Mr. Lodzinski has served as a director and a member of the compensation committee of the Board since the closing of the Davis Merger on October 26, 2016. He served as a director and member of the audit committee of Yuma California from September 10, 2014 through October 26, 2016. He served as a director of Yuma Co. since August 2012. He has more than 43 years of oil and gas industry experience, including the successful completion of several strategic combinations. In 1984, Mr. Lodzinski formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President. Hampton was sold in 1995 to Bellwether Exploration Company. In 1996, Mr. Lodzinski formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc. where he served as a director, Chief Executive Officer and President. In 2001, Mr. Lodzinski, was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company. In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation. The Southern Bay entities were merged into GeoResources, Inc. in April 2007. He served as President, Chief Executive Officer, and a director until GeoResources was sold to Halcón Resources Corporation for $1.0 billion in 2012. He served as President and Chief Executive Officer of Oak Valley Resources, LLC from its formation in December 2012 until the closing of its strategic combination with Earthstone Energy, Inc. (“Earthstone”) in December 2014.  Since December 2014, Mr. Lodzinski has served as Chairman, President and Chief Executive Officer of Earthstone. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Skills and Qualifications: The Board of Directors of the Company, in reviewing and assessing Mr. Lodzinski’s contributions to the Board, determined that his industry experience, intimate knowledge of the oil and gas industry, and prior roles in building and managing publicly traded oil and gas companies provide significant contributions to the Company’s Board of Directors.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 5

PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS

Our Board of Directors is divided into three classes, with each class serving staggered three-year terms. The term of office of the Class I directors expires at the 2017 Annual Meeting. Mr. Stuart E. Davies resigned as a Class I director on December 20, 2016. In April 2017, the Board reduced the number of directors serving on the Board from seven to six and, as required by our Certificate of Incorporation, it re-balanced the number of directors on each class. As a result, Mr. Stoneburner resigned as a Class III director and was immediately appointed as a Class I director and Chairman of the Board. Accordingly, each of our three classes of directors now has two members.

Our Board has nominated two directors for election at this Annual Meeting to hold office until the 2020 annual meeting and the election of their successors. Both of the nominees currently are directors and have agreed to be named in this proxy statement and to serve if elected. The nominees are expected to attend the Annual Meeting.

In the election of directors, proxies will be voted for each of the Class I director nominees unless the proxy withholds authority to vote for one or both of the Class I director nominees.

We have no reason to believe that either of the Class I director nominees will be unable or unwilling for good cause to serve if elected. If either nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class I directors.

Additional information regarding Messrs. Christmas and Stoneburner and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) will have no impact in the election of the Class I directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Christmas and Stoneburner. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of the Class I directors, your shares will constitute a broker non-vote and will not be voted for either of the Class I director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

In light of the individual skills and qualifications of each of our Class I director nominees, our Board has concluded that each of our Class I director nominees should be elected to our Board.

Our Board unanimously recommends that stockholders vote FOR both of our Class I director nominees.

Yuma Energy, Inc. Notice of 2017 Annual Meeting and Proxy Statement | 6

CORPORATE GOVERNANCE

On October 26, 2016, following the consummation of the Davis Merger and as required by the merger agreement, the Company expanded the size of its Board from five to seven members, and one of our directors, Ben T. Morris, resigned from our Board and Stuart E. Davies, Neeraj Mital and J. Christopher Teets were appointed as directors to serve on the Board until their successors are duly elected and qualified. All of our executive officers continued in their positions as of the closing of the Davis Merger.

Our Certificate of Incorporation provides for the classification of the Board into three classes with staggered three-year terms. Messrs. Christmas and Stoneburner serve as Class I directors. Messrs. Mital and Teets serve as Class II directors. Messrs. Banks and Lodzinski serve as Class III directors.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews our policies and business strategies, and advises and counsels our executive officers who manage the Company.

The full text of the charters of our Audit, Compensation, and Nominating and Governance Committees and our Business Conduct and Code of Ethics can be found at www.yumaenergyinc.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. In this section, we describe our key governance policies and practices. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Director Attendance
During 2016, prior to the closing of the Davis Merger, our Board held four meetings and all of our directors at the time attended 100% of the meetings. In 2016, after the closing of the Davis Merger, our Board held one meeting. Each of the directors attended 100% of the meetings of the full Board after the Davis Merger, and meetings of the committee(s) on which he served after the Davis Merger in 2016. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting. Prior to the closing of the Davis Merger, the Board effected two actions by unanimous written consent. After the closing of the Davis Merger, the Board effected one action by unanimous written consent.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage our directors to attend the annual meeting of stockholders. We expect each of our directors will attend our 2017 Annual Meeting. In 2016, prior to the closing of the Davis Merger, Sam L. Banks and Ben T. Morris, were the only directors that attended our special meeting of stockholders.

Formerly a Controlled Company
In 2016, prior to the Davis Merger, our Board had determined that we were a “controlled company” as defined under the corporate governance rules of the NYSE MKT since more than 50% of our issued and outstanding common stock was then held by Sam L. Banks, our Chairman, President and Chief Executive Officer. As a “controlled company,” we were exempted from certain rules otherwise applicable to companies whose securities are listed on the NYSE MKT, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors. As a result of the Davis Merger, we are no longer a “controlled company” as defined under the corporate governance rules of the NYSE MKT and therefore we are now subject to the foregoing NYSE MKT requirements.

Director Independence
The current Board consists of six directors, one of whom is currently employed by the Company (Mr. Banks). In February 2017, the Board conducted an annual review and affirmatively determined that our five non-employee directors (Messrs. Christmas, Lodzinski, Mital, Stoneburner and Teets) are “independent” as that term is defined in the listing standards of the NYSE MKT. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Banks is not independent because he is the Chief Executive Officer of the Company.

Board of Directors Diversity
The Board does not have a formal diversity policy. The Board considers candidates that will make the Board as a whole reflective of a range of talents, skills, diversity and expertise.

Stockholder-Recommended Director Candidates
Our Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders.

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The Board believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience. Our Board will consider director candidates recommended by stockholders who are highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. Stockholders recommending candidates for consideration should send their recommendations, including the candidate’s name, age, business address, residence address, principal occupation, number of shares of common stock and/or Series D Preferred Stock held of record or beneficially owned by the proposed director candidate and any derivative positions held of record or beneficially owned by the director candidate, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the director candidate, a description of all arrangements or understandings between or among any of the stockholder, each director candidate and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the director candidate’s potential service on the Board, a written statement executed by the director candidate acknowledging that as a director, the director candidate will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and any other information relating to the director candidate that would be required to be disclosed about such nominee if proxies were being solicited for the election of the director candidate as a director, or that is otherwise required under Regulation 14A under the Exchange Act. The recommending stockholder will need to provide the stockholder’s name, address and number of shares of common stock and Series D Preferred Stock held of record or beneficially owned and any derivative positions held or beneficially owned, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any person associated with the stockholder with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the stockholder or any person associated with the stockholder, and any material interest of the stockholder or any person associated with the stockholder in such business. Such information should be provided to Yuma Energy, Inc., Attn: President, 1177 West Loop South, Suite 1825, Houston, Texas 77027. Please see the “General Information About the Annual Meeting – Stockholder Proposals” section for more information on the timing for providing a director nominee.

Board Leadership
The Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. Mr. Banks serves as our Chief Executive Officer and Mr. Stoneburner, an independent director, serves as the Non-Executive Chairman of the Board. Our Bylaws provides that the Chairperson of the Board will be a director who is not currently an officer of the Company and not currently employed by the Company unless the appointment of the Chairperson is approved by two-thirds of the members of the Board then in office.

Board Risk Oversight
Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from our executive officers on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event, a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors
Stockholders and other interested parties may communicate with any of our independent directors, including Committee Chairs, by using the following address:

    Yuma Energy, Inc.
    Board of Directors
    c/o James J. Jacobs, Corporate Secretary
    1177 West Loop South, Suite 1825
    Houston, Texas 77027
    E-mail: info@yumacompanies.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

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Board Committees
To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating and Governance Committee as the functions of each are described below. Each member of the Audit, Compensation, and Nominating and Governance Committees has been determined by the Board to be “independent” for purposes of the listing standards of the NYSE MKT and the rules of the Securities and Exchange Commission (the “SEC”), including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that each member of the Compensation Committee is an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee. The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee: appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards. Our Board of Directors has determined that Mr. Christmas qualifies as an “audit committee financial expert” as that term is defined in the listing standards of NYSE MKT and the applicable rules of the SEC.

The members of our Audit Committee prior to the closing of the Davis Merger were Ben T. Morris (Chairperson), James W. Christmas and Frank A. Lodzinski. The Board determined that Mr. Morris was an “audit committee financial expert” prior to the closing of the Davis Merger. In 2016, the Audit Committee held four meetings prior to the closing of the Davis Merger. The members of our Audit Committee as of the closing of the Davis Merger were James W. Christmas (Chairperson), Stuart E. Davies and J. Christopher Teets. In 2016, after the closing of the Davis Merger, the Audit Committee held one meeting. Mr. Davies resigned from the Board and the Audit Committee on December 20, 2016.

Compensation Committee. The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, this Committee approves the compensation of our named executive officers, including the Chief Executive Officer. The Compensation Committee has retained a compensation consultant to assist the Committee in oversight and review of compensation policies of the Company. Our Chief Executive Officer is expected to recommend to the Compensation Committee the compensation for our other named executive officers.

The members of our Compensation Committee prior to the closing of the Davis Merger were Messrs. Stoneburner (Chairperson), Christmas and Morris. During 2016 and prior to the Davis Merger, the Compensation Committee held two meetings. The members of our Compensation Committee as of the closing of the Davis Merger were Messrs. Teets (Chairperson), Lodzinski and Stoneburner. In 2016, after the closing of the Davis Merger, the Compensation Committee did not hold any meetings.

Nominating and Governance Committee. Prior to the closing of the Davis Merger, we did not have a Nominating Committee because we were not required to have one as a “controlled company” as defined under the corporate governance rules of the NYSE MKT. After the closing of the Davis Merger, we were no longer a “controlled company” and established a Nominating and Governance Committee for the purpose recommending prospective directors to fill vacancies that may arise from time to time and to propose individuals for election to the Board. The members of our Nominating and Governance Committee as of the closing of the Davis Merger were Messrs. Mital (Chairperson), Christmas and Davies. After the closing of the Davis Merger, the Nominating and Governance Committee did not hold any meetings. Mr. Davies resigned from the Board and the Nominating and Governance Committee on December 20, 2016.

Corporate Code of Business Conduct and Ethics
Our Board adopted a Corporate Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

●
we will comply with all laws, rules and regulations;
●
our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
●
our directors, officers, and employees are to protect our assets and maintain our confidentiality;
●
we are committed to promoting values of integrity and fair dealing; and
●
we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2016 all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

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PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to high quality governance. As a part of that commitment, and in accordance with SEC rules, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder returns, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2016 executive compensation program and policies for the named executive officers through the following resolution:

“RESOLVED, that stockholders of Yuma Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Summary Compensation Table, the related compensation tables and the narrative in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board and the Compensation Committee. Our Board, including the Compensation Committee, will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements.

Our Board unanimously recommends that stockholders vote FOR approval of the advisory vote on executive compensation.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

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PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 2 above, we are asking stockholders for any advisory vote on executive compensation. Pursuant to Section 14A of the Exchange Act, in this Proposal 3, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on our Board.

Our Board understands that there are different views as to what is an appropriate frequency for advisory votes on executive compensation. Our Board has discussed this issue and believes that a majority of our stockholders would prefer an annual vote. Our Board of Directors is therefore recommending that stockholders vote FOR holding the advisory vote on executive compensation EVERY YEAR.

Our Board unanimously recommends that stockholders vote FOR conducting future advisory votes on executive compensation EVERY YEAR.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table includes all holdings of common stock and Series D Preferred Stock as of April 27, 2017 of our directors and our named executive officers, our directors and named executive officers as a group, and all persons known by us to be beneficial owners of more than five percent of our common stock and Series D Preferred Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1177 West Loop South, Suite 1825, Houston, Texas 77027.

	Common Stock		Series D Preferred Stock		Combined Voting Power (1)
Name	Number	Percent (2)	Number	Percent (3)	Number	Percent
Named Executive Officers:
Sam L. Banks (4)	2,120,351	16.8%	-	-	2,120,351	14.7%
Paul D. McKinney (4)	60,415	*	-	-	60,415	*
James J. Jacobs (4)	37,212	*	-	-	37,212	*

Non-Management Directors:
James W. Christmas	85,586	*	-	-	85,586	*
Frank A. Lodzinski (5)	41,595	*	-	-	41,595	*
Neeraj Mital	17,045	*	-	-	17,045	*
Richard K. Stoneburner	38,479	*	-	-	38,479	*
J. Christopher Teets	17,045	*	-	-	17,045	*

Named Executive Officers and Directors as a Group (eight persons):	2,417,728	19.1%	-	-	2,417,728	16.7%

Beneficial Owners of More than Five Percent:
Red Mountain Capital Partners LLC (6)	2,603,052	20.8%	1,796,190	99.4%	4,399,242	30.7%
Davis Petroleum Investment, LLC (7)	2,027,444	16.2%	-	-	2,027,444	14.1%
Sankaty Davis, LLC (8)	1,607,301	12.8%	-	-	1,607,301	11.2%

*	Represents less than one percent.
(1)	Represents percentage of voting power of our common stock and Series D Preferred Stock, on an as-converted basis, voting together as a single class.
(2)	The percentage is based upon 12,540,747 shares of common stock issued and outstanding on April 27, 2017.
(3)	The percentage is based upon 1,807,386 shares of Series D Preferred Stock issued and outstanding on April 27, 2017.
(4)
Includes unvested shares of restricted stock subject to forfeiture for Mr. Banks – 23,227; Mr. Jacobs – 10,922; Mr. McKinney – 18,057, Mr. Christmas – 12,783; Mr. Lodzinski – 12,783; Mr. Mital – 12,783; Mr. Stoneburner – 12,783; Mr. Teets – 12,783; and all directors and named executive officers as a group — 116,121, and stock appreciation rights that are exercisable within 60 days from the date hereof for Mr. Banks – 19,020; Mr. Jacobs – 8,944; and Mr. McKinney – 15,652, and all named executive officers as a group — 43,616.

(5)
Includes 21,923 shares of common stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

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(6)
Based solely on a Schedule 13D/A filed with the SEC on March 8, 2017 by Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”): (i) RMCP PIV DPC, LP, a Delaware limited partnership (“DPC PIV”), beneficially owns, in the aggregate, 2,525,052 shares of common stock and has the power to vote or direct the vote, and the power to dispose or direct the disposition of, all such shares; (ii) RMCP PIV DPC II, LP, a Delaware limited partnership (“DPC PIV II” and, together with DPC PIV, the “DPC Funds”), beneficially owns, in the aggregate, 1,796,190 shares of Series D Preferred Stock and has the power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such shares; (iii) RMCP DPC LLC, a Delaware limited liability company, is the general partner of DPC PIV and, in such capacity, controls DPC PIV and thus may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the common stock beneficially owned by DPC PIV; (iv) RMCP DPC II LLC, a Delaware limited liability company, is the general partner of DPC PIV II and, in such capacity, controls DPC PIV II and thus may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the Series D Preferred Stock beneficially owned by DPC PIV II; (v) RMCP DPC LLC is controlled by its managing member, RMCP GP LLC, a Delaware limited liability company (“RMCP GP”); (vi) each of RMCP GP and RMCP DPC II LLC is controlled by its managing member, RMCP LLC; (vii) RMCP LLC beneficially owns, in the aggregate, 78,000 shares of common stock and has the power to vote or direct the vote, and the power to dispose or direct the disposition of, all such shares; (viii) RMCP LLC is controlled by its managing member, Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”); (ix) RMCM is controlled by its sole executive officer, sole director and sole shareholder, Willem Mesdag, a natural person and citizen of the United States of America; and (ix) accordingly, in his capacity as the sole executive officer and sole director of RMCM and through the indirect control exercised by RMCM, RMCP LLC and RMCP GP over the DPC Funds and RMCP LLC, Mr. Mesdag may be deemed to have voting and investment power over all of the common stock and Series D Preferred Stock owned by the DPC Funds and RMCP LLC. Each of RMCM and Mr. Mesdag disclaims beneficial ownership of all shares of common stock and Series D Preferred Stock directly held by the DPC Funds and RMCP LLC.

(7)
Based solely on a Schedule 13D filed with the SEC on November 4, 2016 by Evercore Partners II LLC, the managing member of Davis Petroleum Investment, LLC. Evercore Partners II LLC is managed by its managing members, which have voting and dispositive control over the securities owned by Evercore Partners II LLC and which consist of Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying. Each of Evercore Partners II LLC, Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying disclaim beneficial ownership of such securities. The address of each of these entities, Roger C. Altman, Paul D. Billyard, Ciara A. Burnham, Jane Gladstone, William O. Hiltz, John E. Honts, Timothy G. Lalonde, Daniel B. Mendelow, Eduardo G. Mestre, Michael J. Price, Jason Sobol and David Ying is 55 East 52nd Street, New York, New York 10055.

(8)
Based solely on a Schedule 13D filed with the SEC on November 7, 2016 by Bain Capital Credit, LP, Bain Capital Credit Member, LLC (“BCCM”), a Delaware limited liability company, is the administrative member of Sankaty Davis, LLC (“Sankaty Davis”), a Delaware limited liability company.  Voting and dispositive rights over the securities owned by Sankaty Davis is held by Tim Barns, Stuart Davies, Jonathan DeSimone, Michael A. Ewald, Sally Dornaus, Jeffrey B. Hawkins, James F. Kellogg, David McCarthy, Chris Linneman, Jeff Robinson, Kathy Rockey, Jonathan Lavine and Ranesh Ramanathan, in their capacities as members of BCCM. Each of BCCM, Tim Barns, Stuart Davies, Jonathan DeSimone, Michael A. Ewald, Sally Dornaus, Jeffrey B. Hawkins, James F. Kellogg, David McCarthy, Chris Linneman, Jeff Robinson, Kathy Rockey, Jonathan Lavine and Ranesh Ramanathan disclaim beneficial ownership of such securities. The address of each of these entities, Tim Barns, Stuart Davies, Jonathan DeSimone, Michael A. Ewald, Sally Dornaus, Jeffrey B. Hawkins, James F. Kellogg, David McCarthy, Chris Linneman, Jeff Robinson, Kathy Rockey, Jonathan Lavine and Ranesh Ramanathan is 200 Clarendon St., Boston, Massachusetts 02116.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2016, including the Yuma Energy, Inc. 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), the Yuma Energy, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), plus the Yuma Energy, Inc. 2011 Stock Option Plan (the “2011 Plan”) and stock awards outstanding thereunder which we assumed in connection with the closing of the Reincorporation Merger in October 2016:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders: (1)(2)(3)	89,248	$17.2038	2,151,811
Equity compensation plans not approved by security holders: (4)	-	-	-
Total	89,248	$17.2038	2,151,811

(1)
The 2014 Plan was adopted by our stockholders in September 2014 and our stockholders approved amendments to the 2014 Plan in October 2016.

(2)
The 2006 Plan was adopted by our stockholders in June 2006. In September 2014, the Board resolved to not issue any additional awards under the 2006 Plan. We assumed outstanding options to purchase 5,000 shares of common stock in connection with the closing of the Reincorporation Merger under the 2006 Plan.

(3)
We assumed the 2014 Plan and the outstanding stock awards under the 2014 Plan in connection with the closing of the Reincorporation Merger. As a result, we assumed 76,359 restricted shares of common stock and 102,806 stock appreciation rights (“SARs”) in connection with the closing of the Reincorporation Merger.

(4)
We assumed the 2011 Plan and the outstanding stock awards under the 2011 Plan in connection with the closing of the Reincorporation Merger. In September 2014, the Board resolved to not issue any additional awards under the 2011 Plan. We assumed 2,878 outstanding restricted shares of common stock in connection with the closing of the Reincorporation Merger under the 2011 Plan.

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COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. Non-employee directors are compensated for their service on the Board as described below.

2016 Retainer Fees
The Compensation Committee reviews our director compensation periodically and recommends changes to the Board, when it deems them appropriate.

The following table describes our compensation program for non-employee directors in effect during 2016:

2016 Compensation Program
Compensation Element
Annual Cash Retainer	$40,000
Annual Equity Grant	$50,000
Audit Committee Chair Fee	$15,000
Compensation Committee Chair Fee	$8,000

2016 Restricted Stock Awards
In October 2016, we granted restricted stock awards to directors on the Board at that time. At the closing of the Reincorporation Merger we assumed restricted stock awards that had been granted to Messrs. Christmas and Stoneburner. The Board did not grant any equity awards from October 26, 2016 through December 31, 2016 to non-employee directors.

2017 Retainer Fees
The following table describes our compensation program for non-employee directors approved by the Compensation Committee on April 20, 2017 and effective as of January 1, 2017:

2017 Compensation Program
Compensation Element
Annual Cash Retainer	$45,000
Annual Equity Grant	$75,000
Audit Committee Chair Fee	$15,000
Non-Executive Chairman of the Board Fee	$15,000

Director Compensation in 2016

The following table sets forth the aggregate compensation paid by us and Yuma California to our non-employee directors during the year ended December 31, 2016:

Name	Fees Earned or Paid In Cash ($)	Stock awards ($)	Total ($)
James W. Christmas	42,500	100,000	142,500
Stuart E. Davies (1)	-	-	-
Frank A. Lodzinski	40,000	100,000	140,000
Neeraj Mital (2)	6,667	-	6,667
Ben T. Morris (3)	45,833	87,500	133,333
Richard K. Stoneburner	46,667	100,000	146,667
J. Christopher Teets (2)	8,000	-	8,000

(1)
Mr. Davies became a director at the closing of the Davis Merger. He resigned from the Board on December 22, 2016.

(2)
Messrs. Mital and Teets became directors at the closing of the Davis Merger.

(3)
Mr. Morris resigned from the Board effective at the closing of the Davis Merger.

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MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Sam L. Banks	October 2016	67	Director and Chief Executive Officer
James J. Jacobs	October 2016	39	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Paul D. McKinney	October 2016	58	President and Chief Operating Officer

The following paragraphs contain certain information about each of our executive officers other than Mr. Banks, whose biographical information is included under the heading “Our Board of Directors” above.

James J. Jacobs has been our Chief Financial Officer, Treasurer and Corporate Secretary since the closing of the Davis Merger on October 26, 2016. He was the Chief Financial Officer, Treasurer and Corporate Secretary of Yuma California from December 2015 through October 26, 2016. He served as Vice President – Corporate and Business Development of Yuma California immediately prior to his appointment as Chief Financial Officer in December 2015 and has been with us since 2013. He has 15 years of experience in the financial services and energy sector. In 2001, Mr. Jacobs worked as an Energy Analyst at Duke Capital Partners. In 2003, Mr. Jacobs worked as a Vice President of Energy Investment Banking at Sanders Morris Harris where he participated in capital markets financing, mergers and acquisitions, corporate restructuring and private equity transactions for various sized energy companies. From 2006 through 2013, Mr. Jacobs was the Chief Financial Officer, Treasurer and Secretary at Houston America Energy Corp., where he was responsible for financial accounting and reporting for U.S. and Colombian operations, as well as capital raising activities. Mr. Jacobs graduated with a Master’s Degree in Professional Accounting and a Bachelor of Business Administration from the University of Texas in 2001.

Paul D. McKinney has been our President and Chief Operating Officer since April 20, 2017 and was our Executive Vice President and Chief Operating Officer from the closing of the Davis Merger on October 26, 2016 until April 19, 2017. He was the Executive Vice President and Chief Operating Officer of Yuma California from October 2014 through October 26, 2016. Mr. McKinney served as a petroleum engineering consultant for Yuma California’s predecessor from June 2014 to September 2014 and for Yuma California from September 2014 to October 2014. Mr. McKinney served as Region Vice President, Gulf Coast Onshore, for Apache Corporation from 2010 through 2013, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Prior to his role as Region Vice President, Mr. McKinney was Manager, Corporate Reservoir Engineering, for Apache from 2007 through 2010. From 2006 through 2007, Mr. McKinney was Vice President and Director, Acquisitions & Divestitures for Tristone Capital, Inc. Mr. McKinney commenced his career with Anadarko Petroleum Corporation and held various positions with Anadarko over a 23 year period from 1983 to 2006, including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation. Mr. McKinney has a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis, or CD&A, provides information about the compensation program for our principal executive officer and our other two most highly-compensated executive officers (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of the material elements of our compensation program and specific information about its various components.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives relating to the fiscal year ended December 31, 2016, we also describe compensation actions taken after the last completed fiscal year to the extent it enhances the understanding of our named executive officer compensation disclosure.

In February 2017, the Compensation Committee retained Longnecker & Associates (“Longnecker”), an independent compensation consultant, to obtain objective, expert advice and assist with compensation matters concerning our named executive officers and directors. In connection with its engagement of Longnecker, the Compensation Committee considered various factors bearing upon Longnecker’s independence, including, but not limited to, any other services provided by Longnecker to the Company, the amount of fees received by Longnecker from the Company as a percentage of Longnecker’s total revenues, Longnecker’s policies and procedures designed to prevent and mitigate conflicts of interest, any capital stock of the Company owned by Longnecker or its employees, and the existence of any business or personal relationships that could impact Longnecker’s independence. After reviewing these and other factors, the Compensation Committee determined that Longnecker was independent and that its engagement did not present any conflicts of interest.

Compensation Philosophy and Objectives. We operate in a highly competitive and challenging environment and must attract, motivate and retain highly talented individuals with the requisite technical and managerial skills to implement our business strategy. The objectives of our compensation program are to:

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help to attract and retain highly talented individuals to contribute to our progress, growth and profitability by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same industry;

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align the interests of the individual with those of our stockholders to encourage long-term value creation;

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be directly tied to the attainment of our annual performance targets and reflect individual contribution thereto; and

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reflect the unique qualifications, skills, experience and responsibilities of each individual.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Retain and attract highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Equity awards vesting over a period of time or based on performance metrics	Align the interests of our employees and stockholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation.
Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

Base Salary. Base salary is the principal fixed component of our compensation program. It provides our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to attract and retain highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to us. On March 21, 2017, the Compensation Committee approved the following base salaries effective April 1, 2017.

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	2016	2017 (1)
Name	Base Salary ($)	Base Salary ($)
Sam L. Banks	425,000	525,000
James J. Jacobs	275,000	350,000
Paul D. McKinney	350,000	400,000

(1)
Effective April 1, 2017.

Short-Term Incentives. Short-term incentive compensation is the short-term variable portion of our compensation program and is based on the principle of pay-for-performance. The objective of short-term incentives is to reward our named executive officers based on our performance as a whole and the contributions of the individual named executive officer in relation to our success. The following table shows the cash bonuses paid by us and Yuma California to our named executive officers for the years ended December 31, 2015 and 2016:

	2015	2016
Name	Cash Bonus ($)	Cash Bonus ($)
Sam L. Banks	4,304	91,325
James J. Jacobs	101,601	60,380
Paul D. McKinney	50,000	75,150

Long-Term Incentives. Long-term incentives are provided to our named executive officers under the Yuma Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), which was approved by the stockholders of Yuma California in September 2014 and assumed by us as part of the Reincorporation Merger in October 2016. These incentives are intended to align the interests of stockholders with employees by providing employees with incentive to perform technically and financially in a manner that promotes total stockholder return. Furthermore, we believe that long-term incentives create an incentive for future performance and create a retention incentive. In determining long-term incentives, the Compensation Committee considers a named executive officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance and leadership as a key indicator.

Under the 2014 Plan, the Compensation Committee has the flexibility to choose between a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance units, performance shares, or other incentive awards.

The following table shows the restricted stock awards granted to our named executive officers in 2016:

2016
Name	Restricted Stock Awards (#)
Sam L. Banks	25,546
James J. Jacobs	13,224
Paul D. McKinney	21,038

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”) established many years ago. Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide the 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 4.0% of the employee’s compensation. Prior to February 2017, our named executive officers were not eligible to participate in the matching contribution.

All full time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our CEO and the Compensation Committee. The Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Our Chief Executive Officer, Mr. Banks, makes recommendations to the Compensation Committee regarding the base salary, short-term and long-term incentive compensation with respect to the named executive officers (other than himself) based on his analysis and assessment of their performance. Such officers are not present at the time of these deliberations. The Compensation Committee, in its discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee independently determines the salary, short-term and long-term incentive compensation for our Chief Executive Officer with limited input from him. The Compensation Committee makes periodic awards to our named executive officers under the 2014 Plan.

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Other Compensation Practices – Accounting and Tax Considerations. The Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions.

Stock Ownership Guidelines and Hedging Prohibition. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-employee directors. Our board has adopted a policy restricting all employees, including our named executive officers, and members of the board from engaging in any hedging transactions with respect to our common stock held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. The board has also adopted a policy restricting our named executive officers and members of the board from pledging, or using as collateral, our common stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account.

We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of our material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Compensation Committee has included a provision into our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies we may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, an accounting restatement due to any material noncompliance with financial reporting regulations by us.

Summary Compensation Table

The following table presents, for the years ended December 31, 2016 and 2015, the compensation paid by us and Yuma California to Mr. Sam L. Banks, our principal executive officer, and Messrs. McKinney and Jacobs, our two most highly-compensated executive officers (other than the principal executive officer) who were serving as executive officers (collectively, the “named executive officers” or “NEOs”) as of December 31, 2016. We have employment contracts with each of our named executive officers. There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards($) (2)	All Other Compensation ($)	Total ($)

Sam L. Banks	2016	425,000	91,325	121,548	-	(3)	637,873
Principal Executive Officer	2015	425,000	4,304	411,040	181,449	(3)	1,021,793
James J. Jacobs (4)	2016	275,000	60,380	62,920	-	-	398,300
Chief Financial Officer, Treasurer and Corporate Secretary	2015	251,042	101,601	193,279	85,321	-	631,243
Paul D. McKinney	2016	350,000	75,150	100,099	-	-	525,249
President – Chief Operating Officer	2015	350,000	50,000	676,304	149,312	-	1,225,616

(1)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is calculated based on the closing stock price of Yuma California common stock on the date of grant and adjusted for the one-for-twenty reverse stock split as part of the Reincorporation Merger.

(2)
The amounts for stock appreciation rights awards represent the estimated fair value of stock appreciation rights at the date of grant. Fair value of the stock appreciation rights is determined by the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. The grant date fair value is calculated based on the closing stock price of Yuma California common stock on the date of grant and adjusted for the one-for-twenty reverse stock split as part of the Reincorporation Merger. The terms of the stock appreciation rights grant are set forth below in the table “Outstanding Equity Awards at 2016 Fiscal Year-End.”

(3)
Mr. Banks received revenues under previously granted overriding royalty interests pursuant to an overriding royalty plan that was terminated in 2014 and are excluded from the summary compensation table. Amounts received as a result of overriding royalty grants under the program made in previous years were $407,925 and $708,270 for the years ended December 31, 2016 and 2015, respectively.

(4)
Mr. Jacobs became an executive officer of Yuma California on December 15, 2015; however, his full year compensation is included in the table for the year ended December 31, 2015.

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Outstanding Equity Awards
The following table provides information concerning unvested restricted stock awards and equity incentive plan awards for our named executive officers as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End
	Option Awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares of units of stock that have not vested ($) (3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sam L. Banks
	-	-	-	-	25,120	$85,408	-	-
	9,510	19,020	$12.10	08/18/2022	-	-	-	-
James J. Jacobs
	-	-	-	-	11,629	$39,539	-	-
	4,472	8,944	$12.10	08/18/2022	-	-	-	-
Paul D. McKinney
	-	-	-	-	18,057	$61,394	-	-
	7,826	15,652	$12.10	08/18/2022	-	-	-	-

(1)	The table below shows the vesting dates for the respective unvested stock appreciation rights awards listed in the above Outstanding Equity Awards at 2016 Fiscal Year-End Table:
	Vesting Date	Mr. Banks	Mr. Jacobs	Mr. McKinney
	May 31, 2017	9,510	4,472	7,826
	May 31, 2018	9,510	4,472	7,826

(2)	The table below shows the vesting dates for the respective unvested restricted stock awards listed in the above Outstanding Equity Awards at 2016 Fiscal Year-End Table:
	Vesting Date	Mr. Banks	Mr. Jacobs	Mr. McKinney
	January 1, 2017	1,893	707	-
	May 31, 2017	11,614	5,461	7,810
	October 15, 2017	-	-	2,437
	May 31, 2018	11,613	5,461	7,810

(3)
Calculated based upon the closing market price of our common stock as of December 30, 2016, the last trading day of our 2016 fiscal year ($3.40) multiplied by the number of unvested restricted stock awards at year-end.

Employment Contracts and Termination of Employment
On April 20, 2017, we entered into amended and restated employment agreements (the “Employment Agreements”) with Sam L. Banks, our Chief Executive Officer, Paul D. McKinney, our President and Chief Operating Officer, and James J. Jacobs, our Executive Vice President and Chief Financial Officer.

Under the terms of the Employment Agreements, Messrs. Banks, McKinney and Jacobs will receive annual base salaries in the amount of $525,000, $400,000, and $350,000, respectively, subject to any increase the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company may deem appropriate from time to time. In addition, Messrs. Banks, McKinney and Jacobs will have the opportunity to earn incentive compensation in the form of an annual cash bonus with target amounts of 100%, 100% and 90%, respectively, of their base salaries. Messrs. Banks, McKinney and Jacobs will be entitled to receive long-term equity incentive awards on an annual basis with a target value of no less than 400%, 300% and 250%, respectively, of their base salaries and with vesting terms in the sole discretion of the Board.

The Employment Agreements include severance provisions that apply upon certain terminations of employment. As a condition to the payment of any severance benefit described below, the Company may require the named executive officer to execute and not revoke a release of claims in favor of the Company. The Employment Agreements also contain certain restrictive covenants, including the obligation not to compete against the Company and a confidentiality requirement. In the event the named executive officer violates these restrictive covenants, the Company may cease paying all severance benefits to the named executive officer and may recover an amount equal to any severance benefits previously paid to the named executive officer under the Employment Agreement.

If the named executive officer’s employment is terminated by the Company other than for cause or termination by the named executive officer for good reason, the Employment Agreements provide that (1) (i) Mr. Banks will receive payment in a lump sum of accrued salary and bonus and a severance payment of two (2) times the sum of his (a) base salary and (b) target annual bonus for the year of termination and (ii) Messrs. McKinney and Jacobs will receive payment in a lump sum of accrued salary and bonus and a severance payment of one and one-half (1.5) times the sum of his (a) base salary and (b) target annual bonus for the year of termination; (2) the Company will pay its portion of COBRA continuation coverage, as well as pay certain costs of continuing medical coverage for the named executive officer for up to twelve months after the expiration of the maximum required period under COBRA; and (3) all of the named executive officer’s granted but unvested awards under the 2014 Plan shall immediately vest and related restrictions shall be waived.

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If a change of control has occurred and the named executive officer’s employment is terminated without cause, or by the named executive officer with good reason during the period beginning six (6) months prior to and ending eighteen (18) months following the change of control (the “change of control period”), the named executive officers are entitled to the same severance benefits described above, except that the severance amount will be three (3) times for Mr. Banks and two (2) times for Messrs. McKinney and Jacobs, the sum of the named executive officer’s (a) base salary and (b) target annual bonus.

The Employment Agreements provide that in the event of a termination of employment by the Company for cause or by the named executive officer without good reason, the named executive officer will be entitled to accrued but unpaid base salary and benefits through the date of termination but will forfeit any other compensation from the Company.

The Employment Agreements also contain customary confidentiality and non-solicitation provisions. The non-solicitation provisions of the Employment Agreements prohibit the named executive officers from soliciting for employment any employee of the Company or any person who was an employee of the Company. This prohibition applies during the named executive officer’s employment with the Company and for up to two years depending on the severance benefits received by the named executive officer following the termination of his employment and extends to offers of employment for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly.

Also, see the section titled “Potential Payments Triggered Upon a Change in Control.”

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee until the Davis Merger were Messrs. Stoneburner, Christmas and Morris and the members since the closing of the Davis Merger are Messrs. Teets, Lodzinski and Stoneburner. There are no members of our Compensation Committee who were officers or employees of the Company or any of our subsidiaries during fiscal year 2016. No members were formerly officers of the Company or had any relationship otherwise requiring disclosure hereunder. During fiscal year 2016, no interlocking relationships existed between any of our named executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

Potential Payments Triggered Upon a Change in Control
The amounts shown in the following table reflect the potential value to our named executive officers, as of December 31, 2016, of cash payments under such named executive officer’s Employment Agreement currently in effect, unvested restricted stock awards and unvested stock appreciation rights where the vesting may accelerate upon a change in control of the Company. The cash compensation and the equity awards in the table below assume that the employment of the named executive is terminated by the named executive officer for good reason in accordance with the named executive officer’s Employment Agreement after a change in control (i.e. a double trigger). Consistent with SEC requirements, these estimated amounts have been calculated as if the change in control had occurred as of December 30, 2016, the last business day of 2016, and using the closing market price of our common stock on December 30, 2016 ($3.40 per share); however, these amounts take into account the provisions of the current Employment Agreements. The amounts below are estimates of the incremental amounts that would be received upon a change in control; the actual amount could be determined only at the time of any actual change in control.

Estimated Potential Payments Upon a Change in Control

Name	Cash Compensation ($)	Unvested Stock Appreciation Rights Awards at 12/30/2016 (#)	Value (Based on Closing Price of Stock at 12/30/2016) ($) (1)	Unvested Restricted Stock Awards at 12/30/2016 (#)	Value (Based on Closing Price of Stock at 12/30/2016) ($)	Total ($)
Sam L. Banks	3,150,000	19,020	-	25,120	85,408	3,235,408
James J. Jacobs	1,330,000	8,944	-	11,629	39,539	1,369,539
Paul D. McKinney	1,600,000	15,652	-	18,057	61,394	1,661,394

(1)	The stock appreciation rights have an exercise price of $12.10 per share and were underwater as of December 30, 2016 and accordingly had no value.

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INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has retained Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm (our independent auditor). Grant Thornton audited our financial statements for the year ended December 31, 2016. Grant Thornton was also the independent registered public accounting firm for Yuma California as of and for the year ended December 31, 2015. A representative of Grant Thornton is expected to be present at the Annual Meeting and will respond to appropriate questions.

The audit report of Grant Thornton on our consolidated financial statements as of and for the year ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Although the Company was the legal acquirer in the Davis Merger, for financial reporting purposes it was accounted for as a reverse acquisition of the Company by Davis.

PricewaterhouseCoopers LLP (“PwC”) served as the independent accountant for Davis for the fiscal years ended December 31, 2015 and 2014, and for the subsequent interim period through the closing of the Davis Merger on October 26, 2016. Prior to the Davis Merger, PwC informed Davis that they would not stand for election as the independent registered public accounting firm of the combined entity and Davis agreed. Upon closing of the Davis Merger, it was determined that Grant Thornton would serve as the independent registered public accounting firm for the Company. The decision to engage Grant Thornton following the Davis Merger was made by the Audit Committee as of October 26, 2016 and effective November 1, 2016.

PwC’s reports on Davis’ financial statements for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through October 26, 2016, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of PwC, would have caused them to make a reference to the subject matter of the disagreement(s) in their reports on the financial statements for such fiscal years. In addition, during the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through October 26, 2016 there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period preceding the engagement of Grant Thornton, Davis did not consult Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Davis’ financial statements, and either a written report was provided to the Company or oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

The decision to change accountants was recommended by the Audit Committee and approved by the Board of the Company.

A copy of PwC’s letter, dated November 3, 2016, stating its agreement with the above statements, is attached as Exhibit 16 on our Current Report on Form 8-K/A filed with the SEC on November 3, 2016.

Audit Committee Pre-Approval Policies and Procedures
To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown in the table below, which were paid to our independent auditors, 100% were approved by the Audit Committee.

Fees Paid to Grant Thornton LLP and PricewaterhouseCoopers LLP
The following is a summary and description of fees for services provided by Grant Thornton in 2016 and 2015, and PwC for 2016, to the Company.

	2016		2015
Services	Grant Thornton	PwC	Grant Thornton
Audit Fees (1)	$496,972	$163,000	$467,813
Audit-Related Fees (2)
Tax Fees (3)
All Other Fees (4)
Total	$496,972	$163,000	$467,813

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees comprise fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise included in “Audit Fees.”

(3)	Tax Fees include professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees include fees for miscellaneous services other than the services reported under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for the services in question.

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AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board. Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that our independent auditor is in fact “independent.”

The Audit Committee has discussed with the independent auditor matters required to be discussed in the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, as may be modified or supplemented. In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Yuma Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE
James W. Christmas (Chair)
J. Christopher Teets

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Yuma Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Yuma Energy, Inc. specifically incorporates the Report by reference therein.)

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PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has concluded that the continued retention of Grant Thornton LLP (“Grant Thornton”) is in the best interests of the Company and its stockholders and appointed Grant Thornton as the Company’s independent registered public accounting firm for 2017. Services provided to the Company and its subsidiaries by Grant Thornton during the year ended December 31, 2016 are described under the “Independent Public Accountants” section above. Grant Thornton was appointed as the Company’s external auditor in November 2016. The Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee also meets with candidates for the lead audit partner and the Committee discusses the appointment before rotation occurs.

We are asking our stockholders to ratify the selection of Grant Thornton as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice.

Representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends that stockholders vote “FOR” ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2017.

In the event stockholders do not ratify the appointment, it will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement
As part of the closing of the Davis Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Sam L. Banks, a director and our Chief Executive Officer, affiliates of Red Mountain Capital Partners, LLC, Davis Petroleum Investment, LLC, Sankaty Davis, LLC, and certain other former stockholders of Davis (collectively, the “Stockholders”), pursuant to which we agreed to register, at our cost, with the SEC the resale of the common stock issued to such holders of common stock and the common stock issuable upon conversion of the Series D Preferred Stock. We agreed to file a shelf registration statement (the “Registration Statement”) with the SEC on or before April 24, 2017, subject to certain exceptions. The Stockholders may request registration no more than three (3) times during any twelve (12) consecutive months, of shares having an estimated offering price of greater than $5.0 million. No request may be made after the fourth anniversary of the effectiveness of the Registration Statement. In addition, if we file a registration statement within four years of the effectiveness of the Registration Statement, we must offer to the Stockholders the opportunity to include the resale of their shares in the registration statement, subject to customary qualifications and limitations.

Policies and Procedures for Approval of Related Party Transactions
Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information
Who Can Vote? You are entitled to vote your common stock if our records show that you held your shares as of the record date, April 27, 2017. At the close of business on that date, a total of 12,540,747 shares of common stock and 1,807,386 shares of Series D Preferred Stock, were outstanding and entitled to vote. Each share of common stock is entitled to one vote on the matters submitted for a vote at the Annual Meeting. On an as-if converted basis, each share of Series D Preferred Stock is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The common stock and the Series D Preferred Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy. If your shares of common stock are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares of common stock or Series D Preferred Stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend the meeting and vote your shares of common stock or Series D Preferred Stock in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares of common stock or Series D Preferred Stock in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares of common stock or Series D Preferred Stock will be voted as recommended by our Board of Directors: for each director nominee, for the approval of the advisory vote on executive compensation, and for the ratification of the appointment of Grant Thornton as our independent registered public accounting firm and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares of common stock or Series D Preferred Stock. If the meeting is adjourned or postponed, the proxies can vote your shares of common stock or Series D Preferred Stock at the adjournment or postponement as well.

Revoking Your Proxy. If you hold your shares of common stock in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares of common stock or Series D Preferred Stock at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares of common stock or Series D Preferred Stock in person. We will honor the proxy with the latest date.

How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares of stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. Although the advisory votes in Proposals 2 and 3 are non-binding, as provided by law, our Board will review the results of the votes and, consistent with our commitment to stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of the advisory vote. If you hold your shares of common stock in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares of common stock in their discretion on the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of future advisory votes on executive compensation. However, if you hold your shares of common stock in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will be permitted to vote your shares of common stock in their discretion on the ratification of the appointment of the independent registered public accounting firm.

Election of Directors. In the election of directors, the two nominees with the highest number of votes cast in their favor will be elected as Class I directors to our Board of Directors assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

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Advisory Vote on Executive Compensation. Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. Approval of the frequency of future advisory votes on executive compensation requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Ratification of Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm. Approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR BOTH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR EVERY YEAR ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. We have retained Issuer Direct to aid in the solicitation of proxies, at an estimated cost of $7,000 plus reimbursement of out of pocket expenses. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Stockholder Proposals
In order to submit stockholder proposals for the 2018 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in Houston, Texas, no later than December 29, 2017. The proposals must comply with all of the requirements of Rule 14a-8 of the Exchange Act. Proposals should be addressed to: Yuma Energy, Inc., Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices: not earlier than February 13, 2018; and not later than March 15, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2018 annual meeting of stockholders and no later than the close of business on the later of the following two dates: the 90th day prior to our 2018 annual meeting of stockholders; or the 10th day following the day on which public announcement of the date of 2018 annual meeting of stockholders is first made.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Notice of the 2017 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/YUMA. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2016. Any such request should be directed to  Yuma Energy, Inc., Attn: Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027 or by calling (713) 968-7000. The Annual Report on Form 10-K for the fiscal year ended December 31, 2016 accompanying this proxy statement is not part of the proxy soliciting materials.

Eliminating Duplicative Proxy Materials
Stockholders having the same last name and address and individuals with more than one account registered at Computershare Trust Company, N.A., with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K, unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Yuma Energy, Inc., Attn: James J. Jacobs, Corporate Secretary, 1177 West Loop South, Suite 1825, Houston, Texas 77027 or by calling (713) 968-7000.

Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Yuma Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: April 28, 2017	By:	/s/ James J. Jacobs
James J. Jacobs
Corporate Secretary

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YUMA ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - JUNE 13, 2017 AT 9:00 AM CDT
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Sam L. Banks and James J. Jacobs, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and Series D Preferred Stock of Yuma Energy, Inc. (“Yuma”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 13, 2017, at 9:00 a.m., Central Daylight Time, at the offices of the Company, located at 1177 West Loop South, Suite 1825, Houston, Texas 77027, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directorsí recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTING INSTRUCTIONS
If you vote by telephone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/YUMA
TELEPHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF STOCKHOLDERS OFYUMA ENERGY, INC.		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR all of the listed nominees, FOR Proposals 2, 4 and 5, and FOR ONE YEAR in Proposal 3.

Proposal 1		FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election of Class I Directors. Nominees:	☐	☐		CONTROL ID:
	James W. Christmas			☐	REQUEST ID:
	Richard K. Stoneburner			☐

Proposal 2		FOR	AGAINST	ABSTAIN
	Approval, by a non-binding advisory vote, of the executive compensation of the named executive officers of Yuma Energy, Inc.	☐	☐	☐

Proposal 3		1 Year	2 Years	3 Years	ABSTAIN
	Advisory vote regarding frequency of future advisory vote on executive compensation	☐	☐	☐	☐

Proposal 4		FOR	AGAINST	ABSTAIN
	Ratification of the appointment of Grant Thornton LLP as Yuma Energy, Inc.ís independent registered public accounting firm for 2017.	☐	☐	☐

Proposal 5		FOR	AGAINST	ABSTAIN
	Transaction of such other matters as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2017: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/YUMA.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directorsí recommendations.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):
___________________
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Dated: ________________________, 2017

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)